TRENTON, N.J., December 3, 2010 -- Clark Holdings Inc. ("Clark") (NYSE AMEX: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced the appointment of consulting firm AlixPartners, LLP (“AlixPartners”) as strategic advisors.

Heading the AlixPartners team at Clark is Paul Svindland, a Managing Director of AlixPartners.  Mr. Svindland has served in numerous interim-management positions within the transportation sector.  He will have overall responsibility for overseeing the AlixPartners’ team, and he himself will begin working at Clark effective December 1st.

AlixPartners’ Director Christian Cook will serve as interim President and Chief Operating Officer of Clark Holdings, Inc. Mr. Cook has served in numerous interim-management positions in his career with a focus on achieving operational excellence and will begin working full time at Clark effective December 15.  In addition, Rick Tullio, also a member of the AlixPartners team, will take the newly created position of Executive Vice President of Transportation and will report directly to Mr. Cook.  In this role, he will have responsibility for overseeing and optimizing Clark’s substantial purchased-transportation needs company wide.  Mr. Tullio was previously a Managing Director at ICG Commerce Inc. and a Senior Manager in the supply-chain strategy practice at Accenture PLC.

Mr. Cook, who will be based in Trenton, will be responsible for driving operational efficiency at Clark's operating subsidiary, Clark Group Inc.  ("Clark Group").  Mr. Cook takes over for Larry Hughes, who served on an interim basis, to focus on cost reduction opportunities.   “The AlixPartners team has extensive expertise in the transportation area, and we are excited about adding proven transportation expertise to our team.” said Gregory Burns, Chief Executive Officer of Clark Holdings, Inc.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media and other industries.

About AlixPartners

AlixPartners LLP is a global business-advisory firm offering comprehensive services in four major areas: enterprise improvement, turnaround and restructuring, financial-advisory services and information-management services. The firm has more than 900 professionals and 15 offices around the world, and can be found on the Web at www.alixpartners.com.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark's filings with the Securities and Exchange Commission.  Clark undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.